Exhibit 11

                        COMTECH TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES

                        Computation of Earnings Per Share

                    Years ended July 31, 1998, 1997 and 1996

                                                           Year ended July 31,
                                                           -------------------
                                                      1998         1997        1996
                                                   ----------   ---------   ---------
Net income                                         $1,104,000     484,000      72,000
                                                   ==========   =========   =========
Computation of weighted average number of common
 and common equivalent shares outstanding during
 the period:
  Weighted average number of common shares          2,656,000   2,637,000   2,606,000
  Weighted average shares assumed to be issued
   upon exercise of common stock options              176,000      22,000      70,000
  Less treasury stock                                 (55,000)    (55,000)    (15,000)
                                                   ----------   ---------   ---------
   Weighted average number of common and
    common equivalent shares outstanding
    during the period                               2,777,000   2,604,000   2,661,000
                                                   ==========   =========   =========
Net income per share:
 Basic                                             $      .42         .19         .03
 Diluted                                           $      .40         .19         .03


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